Exhibit 99.1

For Immediate Release Contact:Douglas R. Jamieson
  President & Chief Operating Officer

          For further information please visit
          www.gabelli.com

Peter D. Goldstein Named General Counsel

Greenwich, CT, April 13, 2021 - GAMCO Investors, Inc. (NYSE:GBL) has appointed Peter D. Goldstein as General Counsel of GAMCO Investors, Inc., effective April 16, 2021.

On behalf of our shareholders, directors, and fellow teammates, we thank Kevin Handwerker for the past eight years of service as General Counsel of GAMCO and we wish him well on his retirement.

Peter Goldstein rejoined GAMCO in July 2020 as General Counsel of Gabelli Funds and will continue in this role. Peter had most recently acted as the General Counsel and Chief Compliance Officer at Buckingham Capital Management since December 2011 following a seven-year stint as the Director of Regulatory Affairs at GAMCO.  Earlier in his career, Peter was a litigation partner with Dorsey & Whitney in New York. He subsequently joined the Securities & Exchange Commission where he was a Branch Chief in the Enforcement Division.  Peter was the Associate General Counsel of GAMCO Investors, Inc. from 1997 through 2000 before joining Goldman Sachs in late 2000.   Peter is a graduate of Boston College Law School (J.D., magna cum laude), holds a M.S. from Harvard University and completed his undergraduate degree at Brandeis University (cum laude).

We are delighted that Peter has accepted this role at GAMCO.  His twenty-eight years of experience in asset management and regulation will serve our shareholders well.

About GAMCO Investors, Inc.

GAMCO is known for its research-driven approach to equity investing. GAMCO conducts its investment advisory business principally through two subsidiaries: GAMCO Asset Management Inc. (approximately 1,500 institutional and private wealth separate accounts, principally in the U.S.) and Gabelli Funds, LLC (24 open-end funds, a SICAV, and 16 closed-end funds). GAMCO serves a broad client base including institutions, intermediaries, offshore investors, private wealth, and direct retail investors.

GAMCO offers a wide range of solutions for clients across Value and Growth Equity, ESG, Convertibles, sector-focused strategies including Gold and Utilities, Merger Arbitrage, and Fixed Income. In 1977, GAMCO launched its flagship All Cap Value strategy, Gabelli Value, and in 1986 launched its mutual fund business.

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